Exhibit 6.6

PROMISSORY NOTE AND SECURITY AGREEMENT

Original Principal Amount: $9,900,000.00 (as adjusted herein)	Due: February 15, 2035

This PROMISSORY NOTE AND SECURITY AGREEMENT (this “Note” or, as the case may be, this “Agreement”) is entered into as of March 1, 2021 (the “Effective Date”), by and between VIDANGEL ENTERTAINMENT, LLC, a Utah limited liability company (“Maker”), and VIDANGEL, INC., a Delaware corporation (“Holder”, and together with Maker, collectively, the “Parties”).

WHEREAS, the Parties are party to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) pursuant to which Maker purchased certain assets of Holder and its affiliate, as further set forth therein.

WHEREAS, pursuant to the Asset Purchase Agreement, Holder agreed to provide seller financing for the purchase price of the assets acquired by Maker from Holder thereunder.

WHEREAS, to document the portion of the purchase price provided pursuant to the seller financing set forth in the Asset Purchase Agreement, the Parties desire to set forth their understanding with respect to the repayment of the seller financing portion of the purchase price set forth in the Asset Purchase Agreement.

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings give to such terms in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT:

1.             The Note. FOR VALUE RECEIVED, Maker promises to pay to the order of Holder, in accordance with the disbursement and repayment requirements set forth in Section 2, at the address set forth in Section 11, or such other place as Holder may designate from time to time in writing, the principal sum of NINE MILLION NINE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($9,900,000.00); provided, that in the event the Settlement Amount (as defined in the Studios Settlement Agreement (as defined in the Asset Purchase Agreement)) is reduced to $7,800,000 pursuant to Section 6.1.b. of the Studios Settlement Agreement, the principal sum hereunder shall be reduced to $7,800,000 (collectively, such amount as is outstanding and unpaid from time to time, as adjusted, as the case may be the “Principal Amount”), in lawful money of the United States of America, together with interest thereon, if applicable, from the date hereof in accordance with the terms and conditions set forth herein. For the avoidance of doubt, this Note and this Agreement shall automatically terminate, Maker’s obligations to make payments hereunder shall terminate, and all outstanding obligations hereunder shall be forgiven, upon the exercise, if any, by Holder of the Option as defined and described in that certain Option Agreement of even date herewith between Maker and Holder.

2.              Payment. Maker shall repay to Holder the Principal Amount as follows:

(a)            Maker shall pay to Holder, by wire transfer to Seller of immediately available funds or as otherwise agreed to by Seller and Maker, no later than 60 days prior to the due date of each quarterly payment described in Section 6 of the Studios Settlement Agreement, an amount equal to such quarterly payment (each such payment, a “Buyer Payment”).

(b)            The first Buyer Payment shall be due on May 15, 2021, which, for the avoidance of doubt, shall be attributable to the quarterly payment due by Seller under the Studios Settlement Agreement on July 15, 2021.

(c)            In addition to the payments under Sections 2(a) and (b) above, Maker shall be obligated to make three (3) additional Buyer Payments, each in an amount equal to the quarterly payments owed and paid by Seller in October 2020, January 2021 and April 2021, following Seller’s payment in full of the quarterly payments due by Seller under the Studios Settlement Agreement. Such additional Buyer Payments shall be due and payable by Maker to Holder hereunder on August 15, 2034, November 15, 2034 and February 15, 2035.

3.              Interest Rate; Default Rate. The Principal Amount shall bear interest as agreed by the Parties, as the case may be.

4.              Maturity Date. Maker agrees to pay Holder the aggregate unpaid Principal Amount plus all accrued and unpaid interest together with all fees or expenses accrued but unpaid pursuant to the terms of this Note, as applicable, on February 15, 2035 (the “Maturity Date”). Any payments due on a date that falls on non-business day or holiday shall be made on the immediately following business day.

5.              Prepayments. This Note may be prepaid at any time in whole or in part.

6.              Default. If any of the events specified below shall occur (each, an “Event of Default”), Holder may, so long as such condition exists, declare the entire Principal Amount and unpaid and accrued interest hereon immediately due and payable, by notice in writing to Maker:

(a)            Failure to Pay. Maker’s failure to make any payment due and payable under the terms of this Note and such payment shall not have been made within ten (10) days of Maker’s receipt of Holder’s written notice to Maker of such failure to pay.

(b)            Failure to Pay Debts; Voluntary Bankruptcy. If Maker files any petition, proceeding, case or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, rule, regulation, statute or ordinance (collectively, “Laws and/or Rules”), or any other Law and Rule for the relief of, or related to, debtors.

(c)            Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar Law or Rule against Maker, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of Maker.

(d)            Inaccuracy of Representations and Warranties. Any representation or warranty made by Maker herein is false or inaccurate, or Maker fails to perform or observe any agreement, covenant or obligation arising under this Agreement.

7.              Remedies. If an Event of Default shall have occurred and be continuing, Holder shall have all of the remedies of a creditor and of a secured party under all applicable law, and without limiting the generality of the foregoing, Holder may, at its option and without notice or demand: (a) declare any liability due and payable at once; and (b) take possession of any collateral pledged by Maker pursuant, as the case may be, wherever located, and sell, resell, assign, transfer and deliver all or any part of said collateral of Maker at any public or private sale or otherwise dispose of any or all of the collateral in its then condition, for cash or on credit or for future delivery, and in connection therewith Holder may impose reasonable conditions upon any such sale, and Holder, unless prohibited by law the provisions of which cannot be waived, may purchase all or any part of said collateral to be sold, free from and discharged of all trusts, claims, rights or redemption and equities of Maker whatsoever. Maker acknowledges and agrees that the sale of any collateral through any nationally recognized broker-dealer, investment bank or any other method common in the securities industry shall be deemed a commercially reasonable sale under the Uniform Commercial Code or any other equivalent statute or federal law, and expressly waive notice thereof except as provided herein; and (c) set-off against any or all liabilities of Maker all money owed by Holder or any of its agents or affiliates in any capacity to Maker whether or not due, and also set-off against all other liabilities of Maker to Holder all money owed by Holder in any capacity to Maker, and if exercised by Holder, Holder shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books subsequent thereto.

8.              Grant of Security Interest; Description of Collateral. To secure all payments by Maker under this Note, Maker hereby grants to Holder a security interest (the “Security Interest”) in all present and future right, title, and interest of Maker in, to and under, whether now existing or hereafter acquired, all of the Purchased Assets and all after-acquired assets then owned, licensed or leased by Maker that relate to, or are used or held for use in connection with the Business (as defined in the Asset Purchase Agreement), including, without limitation, any Improvements or Updates (as defined in that certain Intellectual Property License Agreement executed concurrently herewith between Maker, as Licensor, and Holder, as Licensee), and regardless of whether such property, interests and rights are in the possession of Maker, a bailee, a common carrier, a warehouseman or any other Person, including all proceeds thereof, including all of the following (the following defined terms in this Section 8 having the respective meanings given to such terms in the Uniform Commercial Code in effect in the State of Delaware, as amended from time to time, as the case may be, (the “UCC”)) (collectively, the “Collateral”):

(a)            Accounts and Contracts;

(b)            Chattel Paper, whether tangible or electronic;

(c)            Inventory;

(d)            Equipment;

(e)            Fixtures;

(f)             Instruments, including promissory notes;

(g)            Investment Property;

(h)            Documents;

(i)             Deposit Accounts;

(j)             Letter-of-Credit Rights; and

(k)            General Intangibles.

Maker shall not sell, offer to sell, assign, lease, license, or otherwise transfer, or grant, create, permit, or suffer to exist any option, security interest, lien, or other encumbrance in, any part of the Collateral (collectively, “Transfer”), without the prior written approval from the Holder; provided that no prior approval shall be required if Holder has been provided notice of the Transfer pursuant to that certain Option Agreement executed concurrently herewith between Maker and Holder, and Holder has elected not to exercise its option to purchase thereunder.

This Section 8 shall be deemed to be and shall be referred to herein as the “Security Agreement.” This Security Agreement is made in order to secure (a) all of Maker’s obligations under the Note, as it may be amended, modified or supplemented from time to time, and (b) all of Maker’s obligations under this Security Agreement in accordance with the terms hereof, as this Security Agreement may be amended, modified or supplemented in accordance with the terms hereof (all such obligations collectively referred to as the “Obligations”).

9.              Perfection of Security Interest. Maker agrees that at any time and from time to time, at the expense of Maker, Maker will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that Holder may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Holder to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral. Maker hereby authorizes Holder to file or record any document necessary to perfect, continue, amend, or terminate its security interest in the Collateral, including, but not limited to, any financing statements, including amendments, authorized to be filed under the UCC, without signature of Maker where permitted by law, including the filing of a financing statement accurately describing the Collateral.

10.            Representations and Warranties. Maker and Holder each specifically represents and warrants to the other party that:

(a)            Such party is authorized to enter into this Agreement and to enter into the transactions contemplated hereby. The individual executing this Agreement is authorized to do so by each respective party.

(b)            The address for each party set forth herein is such party’s correct mailing address.

(c)            Each party has had the opportunity to consult with independent legal counsel with respect to the advisability of executing this Agreement.

(d)            In executing this Agreement, neither party is relying on any inducements, promises or representations of the other party or any representative or agent of the other party, other than the terms and conditions specifically set forth in this Agreement.

11.            Notice. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered upon deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the Party to be notified at the following addresses of the Parties, or such other address as each Party may be designate for itself by like notice:

Holder:

VIDANGEL, INC.

295 West Center Street

Provo, UT 84601

Email: legal@vidangel.com

Attn: Neal Harmon

Maker:

VidAngel Entertainment, LLC

1892 E. 6400 South

Salt Lake City, UT 84121

Email: baho@vidangel.com; billaho@gmail.com

Attention: Bill Aho

13.            Cumulative Remedies. Any and all rights of Holder provided by this Agreement are in addition to any and all rights available to Holder by law, and shall be cumulative and may be exercised simultaneously. No delay, omission, or failure on the part of Holder to exercise or enforce any of its rights or remedies, either granted under this Agreement or by law, shall constitute an estoppel or waiver of such right or remedy or any other right or remedy. Any and all rights of Holder provided by this Agreement shall inure to the benefit of its successors and assigns.

14.           Captions. The captions or headings of the sections in this Agreement are for convenience only and shall not control nor affect the meaning or construction of any of the terms or provisions of this Agreement.

15.            Miscellaneous. This Agreement, the Asset Purchase Agreement and the other instruments, agreements and documents contemplated hereby contain the entire agreement between Holder and Maker with respect to the subject matter hereof and supersede and cancel any prior understanding and agreement between Holder and Maker with respect thereto. This Agreement may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by Maker and by Holder. Every provision of this Note is intended to be severable. If any term or provision of this Note is declared to be illegal, invalid or unenforceable for any reason, such illegality, invalidity, or unenforceability shall not affect the remainder of the terms and provisions hereof, which shall remain binding and enforceable. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, but excluding choice of law rules. The courts of Salt Lake County, Utah shall have exclusive venue of any proceeding hereunder. Time is of the essence with respect to all matters contained in this Agreement.

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IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the day and year first above written.

HOLDER:

VIDANGEL, INC.

By:	/s/ Neal Harmon
Name:	Neal Harmon
Title:	Chief Executive Officer

MAKER:

VIDANGEL ENTERTAINMENT, LLC

By:	/s/ Bill Aho
Name:	Bill Aho
Title:	Manager